News Release

Contacts:	Media:	Investor Relations:
	David Bruce (305) 500-4999	Bob Brunn (305) 500-4053

RYDER ANNOUNCES NEW $100 MILLION
SHARE REPURCHASE PROGRAM

MIAMI, February 10, 2010 – Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, announced it has established a new share repurchase program. A program to repurchase up to $100 million of shares of common stock outstanding is being implemented which, based on Ryder’s current stock price, represents approximately 5.6% of the Company’s total shares outstanding.

Commenting on the new program, Ryder Chairman and Chief Executive Officer Greg Swienton said, “Our solid cash flow and financial position enable us to use this program to move our leverage toward desired levels, on a measured basis, without limiting our ability to invest capital in organic growth opportunities or strategic acquisitions.”

This new program is in addition to the current two million share anti-dilutive repurchase program established in December of 2009, which is being implemented to mitigate the dilutive impact of shares issued under the Company’s various employee stock option and employee stock purchase plans.

Share repurchases under the new plan will be made periodically in open-market transactions over a period not to exceed two years, and are subject to market conditions, legal requirements and other factors. Additionally, Ryder management has been granted authority to establish trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934 as part of the new repurchase program. This will allow the Company to repurchase shares in the open market during periods in which the stock trading window is otherwise closed for the Company. As of January 31, 2010, the Company had approximately 53 million shares of common stock outstanding.

About Ryder

Ryder provides leading-edge transportation, logistics, and supply chain management solutions. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 399th on the FORTUNE 500®. For more information on Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.